AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JUNE 20, 2000

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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

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Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [X ] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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          0-11.

         1) Title of each class of securities to which transaction applies:


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         2)       Aggregate number of securities to which transaction applies:


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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:


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NY2:\875649\01\$RNL01!.DOC\54104.0016
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         5)       Total fee paid:


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     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
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previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
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     3)       Filing Party:
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FOR IMMEDIATE RELEASE               CONTACT:
Tuesday, June 20, 2000              Edward G. Novotny & Associates, Inc.
                                    (212) 490-2065/2977



             ISP ANNOUNCES INTENTION TO COMMENCE DEXTER TENDER OFFER
             -------------------------------------------------------


     WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") announced today, in a letter to Dexter Corporation's (NYSE - "DEX") Chairman and Chief Executive Officer, K. Grahame Walker, its intention to promptly commence a $45 per share, all cash tender offer for all Dexter shares not already owned by ISP. ISP is Dexter's largest shareholder, owning 9.9% of all outstanding Dexter shares.

     In today's letter from Samuel J. Heyman, ISP's Chairman of the Board, to Dexter, ISP indicated that it stood "ready, willing and able" to enter into a merger agreement. Mr. Heyman's letter went on to state, "We believe that ISP's offer is a full and fair one and in the best interests of all Dexter shareholders. Should the Dexter Board, however, be unwilling to enter into the proposed merger agreement, we would request that it at least take action to remove the "poison pill," and any other legal impediments to the purchase of shares, so that Dexter shareholders can decide for themselves whether to accept ISP's offer."

     The letter to Mr. Walker is attached and is included as part of this press release.

                                     * * * *

     International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.


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     ISP HAS FILED A FINAL, DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES
AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT HAS BEEN MAILED TO ALL OWNERS OF DEXTER COMMON STOCK AS OF THE MAY 15 RECORD DATE AND IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

     ISP INTENDS TO FILE AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF DEXTER CORPORATION. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP:\\WWW.SEC.GOV AND MAY BE OBTAINED FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

     This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.



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

                           LETTER TO K. GRAHAME WALKER
                           ---------------------------


June 20, 2000


Mr. K. Grahame Walker
Chairman and Chief Executive Officer
Dexter Corporation
One Elm Street
Windsor Locks, CT  06096


Dear Grahame:

     This is to advise you that ISP will be promptly commencing a $45 per share, all cash tender offer for all Dexter shares not already owned by ISP. Conditions of the tender offer will be consistent with those provided for in the merger agreement referred to below.

     We are forwarding to your counsel a revised merger agreement and revised commitment from Chase which we believe addresses virtually all of your concerns, and we stand ready, willing, and able to enter into this agreement should the Dexter Board be agreeable.
     We believe that ISP's offer is a full and fair one and in the best interests of all Dexter shareholders. Should the Dexter Board, however, be unwilling to enter into the proposed merger agreement, we would request that it at least take action to remove the "poison pill," and any other legal impediments to the purchase of shares, so that Dexter shareholders can decide for themselves whether to accept ISP's offer.

     If you have any questions concerning this matter, please do not hesitate to let us know.

Sincerely,



/s/ Samuel J. Heyman
Chairman of the Board


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